Exhibit (d)(2)

March 1, 2015

Telefonaktiebolaget LM Ericsson

SE-164 83

Stockholm, Sweden

Attn: Richard Gullbo

Ladies and Gentlemen:

We understand that Telefonaktiebolaget LM Ericsson (publ) (“you” or “your”) may be interested in pursuing a transaction with Envivio, Inc. (the “Company”) on a mutually agreeable basis.  In connection with your possible interest in a transaction with the Company, we propose to furnish you with certain confidential, non-public and/or proprietary information related to the Company (herein referred to as the “Confidential Information”).  Confidential Information includes not only written information but also information transferred orally, visually, electronically or by any other means.  The fact that such information has been delivered to you, that such a transaction is under consideration by the Company, that discussions or negotiations have occurred or are occurring regarding a possible transaction involving the Company and you, and the status of any such discussions or negotiations, are considered Confidential Information for purposes of this Agreement.  In consideration of our furnishing you with the Confidential Information, and as a condition to such disclosure, you agree as follows:

1.              The Confidential Information will be used by you solely for the purpose of your evaluation, negotiation and/or consummation of a possible transaction involving the Company, and for no other purpose.

2.              You shall keep all Confidential Information secret and confidential and shall not, without the prior written consent of the Company, disclose it to anyone except to a limited group of your affiliates and your and their respective controlling persons, employees, directors, officers, partners, members, managers, bankers, financing sources, agents, attorneys, accountants, consultants and advisors (collectively, any of the foregoing that receive Confidential Information from or on behalf of you, your “Representatives”) who are actually engaged in, and have a reasonable need to know such Confidential Information to perform, the evaluation, negotiation and/or consummation referred to above, each of whom must be advised of the confidential nature of the Confidential Information and of the terms of this Agreement and must be directed to abide by such terms.  You shall be responsible for any breach of this Agreement by any of your Representatives. Notwithstanding the aforementioned, you are allowed to disclose Confidential Information to any person required by authority of (i) any competent judicial, governmental, or regulatory body (ii) the rules of any stock exchange on which your shares or other securities are listed or (iii) any law or regulation that applies to you, in each case in observance of the provisions set out in paragraph 6 below.

3.              Upon written notice from the Company to you, (i) you will return to the Company or, at your election, destroy the Confidential Information which is in tangible form, including any copies which you may have made, and you will destroy all abstracts, summaries thereof or references thereto in your documents, and confirm to us in writing that you have done so; provided you may keep a single copy of the materials, which itself shall remain confidential, for compliance purposes and any internal record keeping obligation.

4.              Confidential Information includes all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your evaluation, negotiation or consummation of a possible transaction with the Company.  Confidential Information does not include any information which: (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was either in your or your Representatives’ possession prior to its being furnished to you or your Representatives by or on behalf of the Company or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its agents, provided that in either case the source of the information is not, to the best of your knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to the information, or (iii) is or was independently developed by you or your Representatives without use of or reference to the Confidential Information.

5.              You understand that we have endeavored to include in the Confidential Information those materials which we believe to be reliable and relevant for the purpose of your evaluation, but you acknowledge that neither the Company nor any of their respective directors, officers, employees, agents or outside advisors makes any representation or warranty as to the accuracy or completeness of the Confidential Information and you agree that such persons shall have no liability to you or any of your Representatives resulting from any use of the Confidential Information.  You understand that the Confidential Information is not being furnished for use in an offer or sale of securities of the Company and is not designed to satisfy the requirements of federal or state securities laws in connection with any offer or sale of such securities to you.  You agree not to trade in the Company’s securities based on the material non-public information provided to you during this process.

6.              In the event that you or any of your Representatives is requested in any proceeding to disclose any of the Confidential Information, you will, to the extent legally permitted, provide the Company with prompt prior notice so that the Company may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that the Company is unable to obtain such protective order or other appropriate remedy, you will furnish only that portion of the Confidential Information which you are advised by counsel is legally required, you will give the Company written notice of the information to be disclosed as far in advance as practicable, and you will exercise your commercial best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

7.              Without the prior written consent of the Company, you will not, for a period of six (6)  months from the date hereof, (i) propose or disclose an intent to propose any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to the Company, (ii) acquire or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or assets or direct or indirect rights or options to acquire any voting securities or assets of the Company, (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of any “proxy” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of more than 5% of the outstanding voting equity securities of the Company, (iv) form, join or in any way participate, directly or indirectly, in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the Company, or (viii) request publicly that the Company amend or waive any provision of this paragraph. The standstill provisions of the preceding section shall be inoperative and have no force or effect if (i) any other person or “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) shall have acquired (without the consent, approval or support of the Company’s Board of Directors) more than 50% of the outstanding voting equity securities of the Company; (ii) a third party (other than you or your affiliates) commences a public tender offer (without the consent, approval or support of the Company’s Board of Directors) for more than 50% of the outstanding voting equity securities of the Company; (iii) the Company makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy reorganization, insolvency, dissolution or liquidation law or any jurisdiction (an “Insolvency Proceeding”); or (iv) any petition for an Insolvency Proceeding is filed or any such Insolvency Proceeding is commenced against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein, or (B) such petition application or proceeding is not dismissed within 60 days.

8.              You agree that for a period of eighteen (18) months from the date hereof, you undertake that none of your employees, officers, directors or Representatives who has received Confidential Information will not, directly or indirectly, on your behalf solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your evaluation of a possible transaction involving the Company; provided that the foregoing provision will not prevent you from making good faith generalized solicitations of employment (including through the use of search firms), so long as such solicitations are not targeted to or focused on the officers or employees of the Company; provided, further, that you shall not be prohibited from hiring any person who is terminated by the Company after sixty (60) days following such termination.

9.              Notwithstanding anything provided herein and any express or implied claim of exclusivity or proprietary rights, each party hereto hereby authorizes each other party hereto (and each of their Representatives) to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. For purposes hereof, “tax treatment” means the purported or claimed U.S. federal income tax treatment of the transaction and “tax structure”

means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.

10.       Without impairing any other provision hereof, you will promptly advise the Company of any prohibited disclosure or other breach of this Agreement of which you become aware.

11.       You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that the Company, its agents and representatives may be entitled to specific performance and/or injunctive relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity.  You further agree that no failure or delay by the Company, its directors, officers, employees, agents or outside advisors or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

12.       Nothing in this Agreement shall impose any obligation upon you or us to consummate a transaction or to enter into any discussion or negotiations with respect thereto.

13.       This Agreement shall be governed by the laws of the State of California.

14. Unless otherwise provided herein, your obligations under this Agreement shall terminate on the earlier of (i) the date that a transaction involving the Company and you is consummated, and (ii) three (3) years from the date hereof.

15.       Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this letter agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient (or the following business day if sent after normal business hours of the recipient), with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

If to Telefonaktiebolaget LM Ericsson:

Telefonaktiebolaget LM Ericsson (publ)

GFFI Mergers and Acquisitions

Torshamnsgatan 23

SE-164 83 Stockholm

Attention: Richard Gullbo

Email address: richard.gullbo@ericsson.com

With a copy (which shall not constitute effective notice) to:

Telefonaktiebolaget LM Ericsson (publ)

GF Legal Affairs

Torshamnsgatan 23

SE-164 83 Stockholm

Attention: Lisa Edblom

Email address: lisa.edblom@ericsson.com

If to Envivio, Inc.:

Envivio, Inc.

400 Oyster Point Blvd., Suite 325

South San Francisco, California  94080

Attention: Chief Financial Officer

Email address: emiller@envivio.com

Facsimile: (650) 243-2750

With a copy (which shall not constitute effective notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA  94304

Attention: James J. Masetti

Email address: jim.masetti@pillsburylaw.com

Facsimile: (650) 233-4545

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute our agreement with respect to the subject matter of this letter as of the date first above written. The parties hereto agree that a facsimile or pdf copy of the original executed Agreement shall be as binding and enforceable as the original executed Agreement.

Very truly yours,

Envivio, Inc.

/s/ Erik Miller
Erik Miller
Chief Financial Officer

AGREED AND ACCEPTED TO:

Telefonaktiebolaget LM Ericsson (publ)

By:	/s/ Per Oscarsson

Its:	Global Head, M & A

By:	/s/ Richard Gullbo

Its:	Deputy Global Head, M & A